Exhibit (e)(2)

April 16, 2013

EXHIBIT A TO DISTRIBUTION AGREEMENT

Series (“Funds”) of GOLDMAN SACHS TRUST II, a Delaware statutory trust (the “Trust”)

Goldman Sachs Multi-Manager Alternatives Fund

GOLDMAN, SACHS & CO.		GOLDMAN SACHS TRUST II

By:	/s/ James A. McNamara	By:	/s/ James A. McNamara
	Name: James A. McNamara		Name: James A. McNamara
	Title: Managing Director		Title: President of the Trust